Exhibit 10.4

COMERICA INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS AGREEMENT, dated as of XXXXXX (the “Grant Date”) is between Comerica Incorporated (the “Company”) and XXXXXX (the “Participant”). Unless otherwise defined herein, capitalized terms used herein are defined in the Comerica Incorporated 2018 Long-Term Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto (the “Plan”). A copy of the Plan shall be provided to the Participant upon request.
WITNESSETH:

1.
Grant of Award. Pursuant to the provisions of the Plan, the Company hereby awards the Participant, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, the right and option to purchase from the Company, all or any part of an aggregate of XXXXXX Shares at the exercise price of $XX.XX per Share (the “Award”).

2.	Expiration Date. The Award shall expire on XXXXXX (the “Expiration Date”), unless it is cancelled and/or forfeited earlier in accordance with the provisions of the Plan or this Agreement.

3.	Vesting of Award.

a.
General. Except as otherwise provided in the Plan and this Agreement, options in respect of 25% of the Shares covered by the Award shall become vested and exercisable on each of the first four anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Participant’s continued employment by the Company or one of its Affiliates through the applicable Vesting Date. Any option in respect of a fraction of a Share that becomes vested and exercisable on any date shall be rounded down to the next lowest whole number, with any such fraction added to the portion of the Award (if any) becoming vested and exercisable on the following Vesting Date.

b.
Retirement. Upon the Participant's Termination of Service due to Retirement prior to the final Vesting Date and other than as provided in Section 3(c) below, the unvested portion of the Award shall remain outstanding and continue to vest and become exercisable in accordance with the vesting schedule set forth in Section 3(a), subject to accelerated vesting in connection with a Change in Control as set forth in the last sentence of Section 3(c).

c.
Change in Control. To the extent a Replacement Award is provided pursuant to Section 10(c) of the Plan, upon a Termination of Service of the Participant by the Company other than for Cause or by the Participant for Good Reason or due to Retirement, in each case, prior to the final Vesting Date and within twenty-four (24) months following a Change in Control, the unvested portion of the Award shall immediately and fully vest and become exercisable effective as of the date of the Participant’s Termination of Service. If a Replacement Award is not provided in respect of the Award, the vesting provisions set forth in Section 10(b) of the Plan shall apply.

d.
All Other Terminations. Except as provided in this Section 3, if the Participant’s Termination of Service occurs prior to the final Vesting Date, the unvested portion of the Award shall be forfeited for no consideration effective immediately as of the Participant’s Termination of Service, including due to the Participant’s death or Disability, unless the Committee determines otherwise.

4.	Special Vesting and Forfeiture Terms.

a.
Forfeiture Resulting from Acts Occurring During the Grant Year. Notwithstanding any other provision of the Agreement, if it shall be determined at any time subsequent to the Grant Date that Participant has, during the calendar year in which the Grant Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Business Conduct and Ethics or the Senior Financial Officer Code of Ethics (if applicable), (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, or (v) demonstrated poor risk management or lack of judgment in discharge of Company duties, and such failure, violation, misconduct, activity or behavior (1) demonstrates an

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inadequate sensitivity to the inherent risks of Participant’s business line or functional area, and (2) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Award granted under the Agreement that has not yet become vested at the time of such determination may be cancelled and, if so cancelled shall not become exercisable. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.

b.
Forfeiture of Award for Acts Occurring in Years Other Than the Grant Year. Notwithstanding any other provisions of the Agreement, if the Participant receives one or more equity awards in any calendar years other than the Grant Year (an “Other Grant Year”) pursuant to an Award Agreement that contains a clause substantially similar to Section 4(a) above, and it shall be determined that Participant, as a result of risk-related behavior, should be subject to the forfeiture of all or part of any such award granted in such Other Grant Year in accordance with the terms of such clause, then the unvested portion of the Award granted under this Agreement shall be subject to forfeiture to the extent necessary to equal the Unsatisfied Forfeiture Value (as defined below). The term “Unsatisfied Forfeiture Value” shall mean the value (as determined by the Committee in its absolute discretion) of any portion of the Award determined by the Committee to be subject to forfeiture with respect to the Other Grant Year (without regard to whether or not some portion thereof has already vested) that has in fact vested prior to such determination by the Committee. All or a portion of the Award granted under this Agreement that has not yet become vested shall be subject to forfeiture in order to satisfy as much as possible of the Unsatisfied Forfeiture Value, and the valuation of the Award for such purpose shall be determined in the absolute discretion of the Committee.

5.	Exercise of the Award. To the extent vested, the Award may be exercised at any time prior to its Expiration Date, cancellation or forfeiture, as follows:

a.
Upon the Participant's Termination of Service for any reason other than Retirement, Disability, death or a Termination of Service contemplated by Section 5(e) following a Change in Control, the then vested portion of the Award shall be exercisable until the earlier of (i) the 90th day after the Participant’s Termination of Service and (ii) the Expiration Date, and to the extent not exercised prior to such date, the Award shall be cancelled. Any portion of the Award that is not vested on the date of Termination of Service (taking into account any accelerated vesting pursuant to Section 3) for any reason other than Retirement shall be cancelled effective as of the date of Termination of Service.

b.
Upon the Participant’s Termination of Service due to Retirement, except as otherwise provided in Section 5(d) below, any vested portion of the Award as of the date of Termination of Service (or that vests thereafter in accordance with Section 3) shall remain exercisable until the Expiration Date.

c.
Upon the Participant’s Termination of Service due to Disability, the Award, to the extent vested at the date of the Participant’s Termination of Service, shall continue to be exercisable until the earlier of (i) the third anniversary of the Participant’s Termination of Service and (ii) the Expiration Date, and to the extent not exercised prior to such date, the Award shall be cancelled. Any portion of the Award that is not vested on the date of Termination of Service due to Disability shall be cancelled effective as of the date of Termination of Service.

d.
Upon the Participant’s death (whether during employment with the Company or during any applicable post-termination exercise period), the Award, to the extent vested at the date of the Participant’s death, shall continue to be exercisable by the beneficiary(ies) designated by the Participant pursuant to Section 13(f) of the Plan until the earlier of (i) the first anniversary of the Participant’s death and (ii) the Expiration Date. Any portion of the Award that is not vested on the date of the Participant’s death (whether during employment with the Company or during any applicable post-termination exercise period) shall be cancelled effective as of the date of death.

e.
Upon the Participant’s Termination of Service by the Company other than for Cause or by the Participant for Good Reason within twenty-four (24) months following a Change in Control, to the extent the Award

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is outstanding as of the date of such Termination of Service, the Award shall be exercisable until the Expiration Date.

The Participant shall initiate the exercise of the vested portion of the Award by following the notice process established by the Company for such purpose, and shall therein specify the number of Shares being exercised, the exercise price per Share and the Grant Date. Any such notice of exercise shall be accompanied by payment of the aggregate exercise price for such Shares. The Participant shall, to the extent permitted by law, have the right to pay the exercise price by authorizing the Company to withhold from the Shares otherwise issuable to the Participant upon exercise of the Award, a number of Shares having a Fair Market Value, as of the date of exercise, which will satisfy the full exercise price.

6.
Withholding. As a condition to exercising the Award in whole or in part, the Participant shall pay, or make provisions satisfactory to the Company for payment of, any Federal, state and local taxes required to be withheld in connection with such exercise. The Participant shall, to the extent permitted by law, have the right to satisfy tax withholding obligations (provided the amount withheld does not exceed the maximum statutory tax rate in the Award Recipient’s applicable tax jurisdiction or such lesser amount as is necessary to avoid adverse accounting treatment for the Company) in connection with such exercise by authorizing the Company to withhold from the Shares otherwise issuable to the Participant upon exercise of the Award, a number of Shares having a Fair Market Value, as of the date the obligation to withhold such taxes arises, which will satisfy the amount of the withholding tax obligation. Further, unless determined otherwise by the Committee, the Participant may satisfy such obligations under this Section 6 by any other method authorized under Section 13(d) of the Plan.

7.
Cancellation of Award. The Committee has the right to cancel all or any portion of the Award granted herein in accordance with Section 2(d) of the Plan if the Committee determines in good faith that the Participant has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.

The Delegate shall have the power and authority to suspend the vesting of and the right to exercise all or any portion of the Award, whether vested or not vested, granted under this Agreement if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 7 shall have no application following a Change in Control.

8.
Compliance with Laws and Regulations. The Award and the obligation of the Company to sell and deliver the Shares hereunder are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.

9.
Binding Nature of Plan. The Award is subject to the Plan. The Award Recipient agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

10.
Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources - Total Rewards, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company shall address any notice to the Participant to the Participant's current address according to the Company's personnel files. All written notices provided in accordance with this section shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number(s), with confirmation by telephone of transmission receipt; or (c) received by the addressee(s), if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

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11.
Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.

13.
No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company's or its Affiliates' right to terminate the Participant’s employment without prior notice at any time for any reason or for no reason.

14.
Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

15.
Recoupment. In addition to the cancellation provisions of Sections 4 and 7, the Award shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries; provided, however, unless prohibited by applicable law, the Company’s recoupment (clawback) policy shall have no application to the Award (or the Shares, or payments received in respect of an Award) following a Change in Control.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and accepted by the Participant, both as of the day and year first above written.

COMERICA INCORPORATED

By: ________________________
Name:
Title: